Exhibit 99


JOINT FILER INFORMATION

Name:     Ocean Avenue Advisors, LLC

Address:  2361 Campus Drive Ste. 101
          Irvine, California 91612

Designated Filer:  Ira Miller

Issuer & Ticker Symbol:  Epicus Communications Group, Inc. [EPCG.OB]

Date of Event Requiring Statement:  December 7, 2005

Ocean Avenue Advisors, LLC hereby designates Ira Miller as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder. Ira Miller has appointed Thomas N. Donaldson as his Attorney-in-Fact for the purpose of making reports relating to transactions in Epicus Communications Group, Inc. Common Stock.

Ocean Avenue Advisors, LLC

By: /s/ Ira Miller
Name: Ira Miller